Exhibit 99.1

The New York Times Company Reports 2011 Second-Quarter Results

NEW YORK--(BUSINESS WIRE)--July 21, 2011--The New York Times Company (NYSE: NYT) announced today a 2011 second-quarter diluted loss per share from continuing operations of $.81 compared with diluted earnings per share from continuing operations of $.21 in the same period of 2010. The loss resulted from a non-cash charge of $.93 per share for the write-down of assets at the News Media Group, primarily goodwill at the Regional Media Group. Excluding severance and the special items discussed below, diluted earnings per share from continuing operations were $.14 in the second quarter of 2011 compared with $.18 in the second quarter of 2010.

The Company had an operating loss of $114.1 million in the second quarter of 2011 compared with operating profit of $60.8 million in the same period of 2010. Excluding depreciation, amortization, severance and the special items in 2011 discussed below, operating profit was $82.9 million in the second quarter of 2011 compared with $92.6 million in the second quarter of 2010.

“The second quarter was a historic one for our Company, as we successfully launched The New York Times digital subscriptions and began to see the early effect on our overall financial performance,” said Janet L. Robinson, president and chief executive officer, The New York Times Company. “The positive consumer response to the digital subscription packages is a strong indication of the value that users place on our high-quality news, analysis and commentary. Our digital model exemplifies our growing ability to capitalize on secular trends that show consumer willingness to pay for content across multiple digital platforms.

“We are pleased with how this initiative is rolling out, in particular performance of key metrics, including the volume of paid digital subscriptions, overall traffic rates and digital advertising revenues. We also continued to post solid year-over-year gains in digital advertising revenues at the News Media Group in the second quarter. In addition, during the quarter the rate of home-delivery circulation declines slowed moderately, as we observed an uptick in new home-delivery orders and a decrease in attrition following the launch as print subscribers of all frequencies receive all digital access at no additional cost.

“The digital subscription model is a long-term effort, and its full impact on revenues will be more evident over the course of the year as we progress past the early stages of the plan. Our ability to further monetize our digital content will provide us with a significant new revenue stream in the second half of this year.

“Economic and industry conditions continue to present challenges. During the second quarter, the business climate did not change, as advertisers remained sensitive to the uneven economic environment and to global events.

“We remained committed to aggressively managing operating expenses, even as we continue to invest in our high-quality journalism, new products and digital initiatives across our businesses.

“We have managed our asset portfolio to maintain its alignment with our core operations and strategic initiatives, leading to the sale of more than half of our Fenway Sports Group stake at the beginning of the third quarter for $117 million, a deal that tripled our initial investment, and we are seeing robust demand for our remaining interest as well.

“Over the past two years we have taken decisive actions to strengthen the Company's liquidity position and improve its debt profile. These considerable and focused efforts will allow us to prepay the $250 million 14 percent notes on August 15, 2011, more than three years before the notes become due, which will provide us with increased cash flows and financial flexibility.”

Comparisons

Unless otherwise noted all comparisons are for the second quarter of 2011 to the second quarter of 2010. This release includes non-GAAP financial measures, a discussion of management's reasons for the presentation of these non-GAAP financial measures and reconciliations to the most comparable GAAP financial measures.

The second-quarter 2011 results included the following special items:

●	A $161.3 million ($137.2 million after tax or $.93 per share) non-cash charge for the write-down of assets at the News Media Group, primarily goodwill at the Regional Media Group.

●	A $4.2 million ($2.7 million after tax or $.02 per share) charge for a pension withdrawal obligation under a multiemployer pension plan at The Boston Globe.

The second-quarter 2010 results included the following special item:

●	A $9.1 million ($5.2 million after tax or $.03 per share) gain from the sale of 50 of the Company's original 750 units in Fenway Sports Group (FSG).

In addition to these special items, the Company had $1.9 million ($1.1 million after tax or $.00 per share) in severance costs in the second quarter of 2011 compared with $1.4 million ($0.8 million after tax or $.00 per share) in the second quarter of 2010.

Second-Quarter Results from Continuing Operations

Revenues

Total revenues decreased 2.2 percent to $576.7 million from $589.6 million. Advertising revenues declined 4.0 percent, circulation revenues were flat and other revenues decreased 1.0 percent.

The increase in digital advertising revenues, which rose 2.6 percent, partially offset a 6.4 percent decrease in print advertising revenues. Circulation revenues were on a par with the second quarter last year as the introduction of digital subscriptions at The Times offset a decline in print copies sold across the News Media Group.

Operating Costs

Operating costs decreased 0.7 percent to $525.2 million from $528.8 million. Depreciation and amortization decreased to $29.5 million from $30.3 million.

Excluding depreciation, amortization and severance, operating costs decreased 0.6 percent to $493.8 million from $497.0 million as lower compensation costs were partially offset by higher promotion and newsprint expense. Higher promotion costs were due to the launch of digital subscription packages at The Times in the second quarter of 2011.

Newsprint expense increased 5.8 percent, with 11.0 percent from higher pricing offset in part by 5.2 percent from lower consumption.

Second-Quarter Business Segment Results

News Media Group

Total News Media Group revenues decreased 1.3 percent to $548.9 million from $555.9 million. Advertising revenues declined 2.5 percent, while circulation and other revenues were both flat.

The increase in digital advertising revenues, which rose 15.5 percent, partially offset a 6.4 percent decrease in print advertising revenues. Circulation revenues were on a par with the second quarter last year as the introduction of digital subscriptions at The Times offset a decline in print copies sold across the News Media Group.

News Media Group operating costs decreased 0.3 percent to $499.9 million from $501.5 million. Excluding depreciation, amortization and severance, operating costs decreased 0.2 percent to $471.7 million from $472.6 million as lower compensation costs were partially offset by increases in promotion and newsprint expense.

The News Media Group had an operating loss of $116.6 million in the second quarter of 2011 compared with an operating profit of $54.4 million in the second quarter of 2010. Excluding depreciation, amortization, severance and special items, operating profit decreased 7.3 percent to $77.2 million from $83.3 million due to lower advertising revenues.

About Group

About Group revenues decreased 17.3 percent to $27.8 million from $33.7 million mainly due to lower cost-per-click and display advertising. Cost-per-click advertising declined as design changes in the cost-per-click advertisements served by Google had a negative effect on click-through rates in the second quarter. The About Group also experienced a negative impact on page views due to an increase in competition in the content space and the algorithm changes Google implemented during the first quarter of 2011.

About Group operating costs decreased 11.4 percent to $16.2 million from $18.3 million. Excluding depreciation, amortization and severance, operating costs decreased 15.3 percent to $13.1 million from $15.5 million primarily because of lower compensation costs.

Operating profit decreased 24.4 percent to $11.6 million from $15.3 million. Excluding depreciation, amortization and severance, operating profit decreased 19.1 percent to $14.7 million from $18.2 million, due to lower advertising revenues.

Other Financial Data

Digital

Digital businesses include NYTimes.com, About.com, Boston.com, other Company Web sites and related digital products. In the second quarter, total digital advertising revenues rose 2.6 percent to $84.6 million from $82.4 million. Digital advertising revenues at the News Media Group increased 15.5 percent to $58.2 million from $50.4 million mainly due to strong growth in national display advertising. Digital advertising revenues as a percentage of total Company advertising revenues were 28.0 percent for the second quarter of 2011 compared with 26.2 percent in the second quarter of 2010.

In the first half of 2011, the Company's total digital advertising revenues increased 3.5 percent to $168.2 million from $162.4 million. Digital advertising revenues at the News Media Group increased 15.2 percent to $112.1 million from $97.3 million. Digital advertising revenues as a percentage of total Company advertising revenues were 28.0 percent for the first half of 2011 compared with 25.9 percent in the first half of 2010.

The Times introduced digital subscription packages on NYTimes.com and across other digital platforms in Canada in mid-March and globally at the beginning of the second quarter. Paid digital subscribers to the digital subscription packages totaled approximately 224,000 as of the end of the second quarter. In addition, paid digital subscribers to e-readers and replica editions totaled approximately 57,000, for a total paid digital subscribers of 281,000 as of the end of the second quarter.

In addition to these paid digital subscribers, as of the end of the second quarter of 2011, The Times had approximately 100,000 highly engaged users sponsored by Ford Motor Company's luxury brand, Lincoln, who have free access to NYTimes.com and smartphone apps until the end of the year, and approximately 756,000 home-delivery subscribers with linked digital accounts, who receive free digital access.

In total, The Times had paid and sponsored relationships with over 1 million digital users as of the end of the second quarter of 2011.

Joint Ventures

Income from joint ventures was $2.8 million compared with $7.7 million in the second quarter of 2010. Joint venture results in the second quarter of 2011 were negatively impacted by FSG's acquisition of Liverpool Football Club, mainly due to the amortization expense associated with the purchase.

On July 1, 2011, the Company sold 390 of its remaining 700 units in FSG for an aggregate of $117 million in cash. The Company estimates a pre-tax gain of approximately $64 million, which will be recorded in the third quarter of 2011. Following the sale, the Company owns 310 units, or approximately 7.3 percent of FSG. The Company intends to continue to explore the sale of its remaining interest in FSG, in whole or in parts.

Interest Expense-net

Interest expense, net increased to $25.2 million from $20.6 million as a result of higher average debt outstanding.

Income Taxes

The Company had an income tax benefit of $16.6 million (effective tax rate of 12.2 percent) on a pre-tax loss of $136.4 million in the second quarter of 2011 and an income tax benefit of $15.2 million (effective tax rate of 11.7 percent) on a pre-tax loss of $129.8 million in the first half of 2011. The effective tax rate in the second quarter and first half of 2011 was unfavorably affected because a portion of the non-cash charge for the write-down of the Regional Media Group's goodwill is non-deductible.

The Company's effective income tax rate was 44.6 percent in the second quarter of 2010. The effective tax rate for the first half of 2010 was 53.4 percent, primarily because of a $10.9 million one-time tax charge for the reduction in future tax benefits for certain retiree health benefits resulting from the federal health care legislation enacted in the first quarter of 2010.

Liquidity

The following table details the original maturities and carrying values of the Company's debt and capital lease obligations as of June 26, 2011. Net debt represents debt and capital lease obligations, net of cash and short-term investments. Cash in the table below excludes restricted cash of approximately $29 million for certain collateral requirements.

(in thousands)
2012	4.61% senior notes	$75,000
2015	5.0% senior notes and 14.053% senior notes	500,000
2016	6.625% senior notes	225,000
2019	Option to repurchase ownership interest in headquarters building	250,000
Total		$1,050,000
Less: Unamortized amounts		(56,095)
Carrying value of debt		$993,905
Capital lease obligations		6,713
Total debt and capital lease obligations		$1,000,618
Less: Cash and short-term investments		(403,188)
Net debt		$597,430

The Company believes net debt, a non-GAAP measure, provides a useful measure of the Company's liquidity and overall debt position.

In early June 2011, the Company completed a new $125 million asset-backed five-year revolving credit facility. Borrowings under the credit facility will be secured by a lien on certain advertising receivables. This new facility replaced the Company's $400 million revolving credit facility, which was to expire on June 21, 2011. As of June 26, 2011, there were no outstanding borrowings under the $125 million credit facility.

In July, the Company notified the holders of its $250 million 14.053% notes due January 15, 2015, of its election to prepay the notes in full, on August 15, 2011. The estimated prepayment will total approximately $279 million, which includes the principal amount of the notes, all accrued and unpaid interest, and a make-whole premium due in connection with the prepayment. While the Company will incur a $46 million loss on the prepayment in the third quarter, interest expense savings will exceed $39 million annually through January 15, 2015. The Company will fund the prepayment from available cash.

Capital Expenditures

Capital expenditures totaled approximately $11 million in the second quarter of 2011. Year-to-date capital expenditures totaled approximately $21 million.

Outlook

In the third quarter of 2011, the Company currently expects similar advertising revenue trends to those of the second quarter.

Total circulation revenues are expected to increase in the low-single digits in the third quarter.

The Company expects operating costs to decline in the low-single digits in the second half of the year, with most of the decline occurring in the fourth quarter.

The Company expects income from joint ventures to be $3 to $4 million in the second half of the year, with approximately $1 million in the third quarter. Joint venture income in 2011 will be negatively impacted by FSG's acquisition of Liverpool Football Club, mainly due to amortization expense associated with the purchase, and will reflect, in the second half of the year, the Company's 7.3 percent ownership following the partial sale of 390 units in FSG.

In addition, the Company expects the following on a pre-tax basis in 2011:

●	Depreciation and amortization: $115 to $120 million,

●	Interest expense, net: $83 to $87 million, and

●	Capital expenditures: $45 to $55 million, which includes investments in digital systems across the Company.

Conference Call Information

The Company's second-quarter 2011 earnings conference call will be held on Thursday, July 21, at 11:00 a.m. E.T. To access the call, dial 888-677-8756 (in the U.S.) and 913-312-1457 (international callers). Participants should dial into the conference call approximately 10 minutes before the start time. Online listeners can link to the live webcast at www.nytco.com/investors.

An archive of the webcast will be available beginning two hours after the call at www.nytco.com/investors. The archive will be available for approximately three months.

An audio replay will be available at 888-203-1112 (in the U.S.) and 719-457-0820 (international callers) beginning approximately two hours after the call until 5 p.m. E.T. on Friday, July 22. The access code is 3178539.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements. These risks and uncertainties include national and local conditions, as well as competition, that could influence the levels (rate and volume) of retail, national and classified advertising and circulation generated by our various markets, material increases in newsprint prices and the development of our digital businesses. They also include other risks detailed from time to time in the Company's publicly filed documents, including the Company's Annual Report on Form 10-K for the year ended December 26, 2010. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

The New York Times Company, a leading media company with 2010 revenues of $2.4 billion, includes The New York Times, the International Herald Tribune, The Boston Globe, 15 other daily newspapers and more than 50 Web sites, including NYTimes.com, Boston.com and About.com. The Company's core purpose is to enhance society by creating, collecting and distributing high-quality news, information and entertainment.

This press release can be downloaded from www.nytco.com

Exhibits:	Condensed Consolidated Statements of Operations
Segment Information
News Media Group Revenues by Operating Segment
Advertising Revenues by Category
Footnotes
Reconciliation of Non-GAAP Information

THE NEW YORK TIMES COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share data)

	Second Quarter			Six Months
	2011	2010	% Change	2011	2010	% Change
Revenues
Advertising	$302,295	$314,880	-4.0%	$601,175	$627,538	-4.2%
Circulation	234,894	234,808	0.0%	462,934	471,671	-1.9%
Other(a)	39,513	39,899	-1.0%	79,097	78,245	1.1%
Total revenues	576,702	589,587	-2.2%	1,143,206	1,177,454	-2.9%
Operating costs
Production costs	236,998	236,802	0.1%	480,475	477,651	0.6%
Selling, general and administrative costs	258,688	261,633	-1.1%	521,993	525,604	-0.7%
Depreciation and amortization	29,547	30,327	-2.6%	58,195	60,716	-4.2%
Total operating costs	525,233	528,762	-0.7%	1,060,663	1,063,971	-0.3%
Write-down of assets (b)	161,318	—	N/A	161,318	—	N/A
Pension withdrawal expense(c)	4,228	—	N/A	4,228	—	N/A
Operating (loss)/profit	(114,077)	60,825	*	(83,003)	113,483	*
Gain on sale of investment(d)	—	9,128	N/A	5,898	9,128	-35.4%
Income/(loss) from joint ventures(e)	2,791	7,678	-63.6%	(2,958)	16,789	*
Interest expense, net	25,152	20,614	22.0%	49,743	41,198	20.7%
(Loss)/income from continuing operations before income taxes	(136,438)	57,017	*	(129,806)	98,202	*
Income tax (benefit)/expense(f)	(16,615)	25,435	*	(15,209)	52,462	*
(Loss)/income from continuing operations	(119,823)	31,582	*	(114,597)	45,740	*
Income from discontinued operations, net of income taxes(g)	—	237	N/A	—	237	N/A
Net (loss)/income	(119,823)	31,819	*	(114,597)	45,977	*
Net loss/(income) attributable to the noncontrolling interest	105	214	-50.9%	298	(1,151)	*
Net (loss)/income attributable to The New York Times Company common stockholders	$(119,718)	$32,033	*	$(114,299)	$44,826	*

Amounts attributable to The New York Times Company common stockholders:
(Loss)/income from continuing operations	$(119,718)	$31,796	*	$(114,299)	$44,589	*
Income from discontinued operations	—	237	N/A	—	237	N/A
Net (loss)/income	$(119,718)	$32,033	*	$(114,299)	$44,826	*

Average Number of Common Shares Outstanding:
Basic	147,176	145,601	1.1%	146,976	145,398	1.1%
Diluted	147,176	152,962	-3.8%	146,976	153,855	-4.5%

Basic (Loss)/Earnings Per Share attributable to The New York Times Company common stockholders:
(Loss)/income from continuing operations	$(0.81)	$0.22	*	$(0.78)	$0.31	*
Income from discontinued operations	—	—	N/A	—	—	N/A
Net (loss)/income	$(0.81)	$0.22	*	$(0.78)	$0.31	*

Diluted (Loss)/Earnings Per Share attributable to The New York Times Company common stockholders:
(Loss)/income from continuing operations	$(0.81)	$0.21	*	$(0.78)	$0.29	*
Income from discontinued operations	—	—	N/A	—	—	N/A
Net (loss)/income	$(0.81)	$0.21	*	$(0.78)	$0.29	*

* Represents an increase or decrease in excess of 100%.
See footnotes page for additional information.

THE NEW YORK TIMES COMPANY
SEGMENT INFORMATION
(Dollars in thousands)

	Second Quarter			Six Months
	2011	2010	% Change	2011	2010	% Change
Revenues
News Media Group	$548,858	$555,898	-1.3%	$1,084,220	$1,109,067	-2.2%
About Group	27,844	33,689	-17.3%	58,986	68,387	-13.7%
Total	$576,702	$589,587	-2.2%	$1,143,206	$1,177,454	-2.9%

Operating (Loss)/Profit
News Media Group	$(116,625)	$54,397	*	$(85,960)	$102,868	*
About Group	11,597	15,346	-24.4%	25,862	31,906	-18.9%
Corporate	(9,049)	(8,918)	1.5%	(22,905)	(21,291)	7.6%
Total	$(114,077)	$60,825	*	$(83,003)	$113,483	*

Operating Profit/(Loss) Before Depreciation & Amortization, Severance and Special Items(h)
News Media Group	$77,181	$83,293	-7.3%	$134,517	$159,470	-15.6%
About Group	14,713	18,181	-19.1%	31,739	37,658	-15.7%
Corporate	(8,997)	(8,918)	0.9%	(22,853)	(21,288)	7.4%
Total	$82,897	$92,556	-10.4%	$143,403	$175,840	-18.4%

* Represents a decrease in excess of 100%.
See footnotes page for additional information.

THE NEW YORK TIMES COMPANY
NEWS MEDIA GROUP REVENUES BY OPERATING SEGMENT
(Dollars in thousands)

	2011
	Second Quarter	% Change vs. 2010	Six Months	% Change vs. 2010
The New York Times Media Group
Advertising	$183,850	-0.8%	$365,396	-1.3%
Circulation	175,528	1.6%	343,890	-0.7%
Other	22,284	-0.8%	45,479	2.1%
Total	$381,662	0.3%	$754,765	-0.8%

New England Media Group
Advertising	$51,869	-2.7%	$99,588	-3.8%
Circulation	39,860	-5.4%	78,426	-6.0%
Other	10,753	-1.3%	20,887	0.1%
Total	$102,482	-3.6%	$198,901	-4.3%

Regional Media Group
Advertising	$40,191	-9.2%	$80,140	-9.5%
Circulation	19,506	-1.7%	40,618	-3.3%
Other	5,017	3.2%	9,796	2.8%
Total	$64,714	-6.2%	$130,554	-6.8%

Total News Media Group
Advertising	$275,910	-2.5%	$545,124	-3.1%
Circulation	234,894	0.0%	462,934	-1.9%
Other(a)	38,054	-0.4%	76,162	1.6%
Total	$548,858	-1.3%	$1,084,220	-2.2%

See footnotes page for additional information.

THE NEW YORK TIMES COMPANY
ADVERTISING REVENUES BY CATEGORY
(Dollars in thousands)

	2011
	Second Quarter	% Change vs. 2010	Six Months	% Change vs. 2010
News Media Group
National	$159,031	1.8%	$315,337	0.1%
Retail	60,589	-8.9%	118,836	-8.7%
Classified:
Help-Wanted	9,537	-4.0%	19,153	-1.3%
Real Estate	15,680	-12.7%	30,603	-11.2%
Automotive	9,400	-6.4%	19,090	-3.5%
Other	11,837	-6.1%	23,420	-8.2%
Total Classified	46,454	-8.1%	92,266	-6.9%
Other	9,836	2.4%	18,685	3.8%
Total News Media Group	275,910	-2.5%	545,124	-3.1%

About Group	26,385	-17.6%	56,051	-13.9%

Total Company	$302,295	-4.0%	$601,175	-4.2%

THE NEW YORK TIMES COMPANY
FOOTNOTES

(a)	Other revenues consist primarily of revenues from news services/syndication, commercial printing, rental income, digital archives and direct mail advertising services.

(b)	In the second quarter of 2011, the Company recorded a $161.3 million non-cash charge for the write-down of assets at the News Media Group, primarily goodwill at the Regional Media Group.

(c)	In the second quarter of 2011, the Company recorded a $4.2 million charge for a pension withdrawal obligation under a multiemployer pension plan at The Boston Globe.

(d)	In the first quarter of 2011, the Company recorded a $5.9 million gain from the sale of a portion of the Company's interest in Indeed.com, a job listing aggregator. In the second quarter of 2010, the Company recorded a $9.1 million gain from the sale of 50 of its original 750 units in Fenway Sports Group.

(e)	In the first quarter of 2010, the Company recorded a $12.7 million gain from the sale of an asset at one of the paper mills in which the Company has an investment. The Company's share of the gain, after eliminating the noncontrolling interest portion, is $10.2 million.

(f)	In the first quarter of 2010, the Company recorded a $10.9 million tax charge for the reduction in future tax benefits for certain retiree health benefits resulting from the federal health care reform legislation enacted in March 2010.

(g)	In 2009, the Company sold WQXR-FM, its New York City classical radio station. The results for WQXR-FM, which had previously been included in The New York Times Media Group, are now classified as discontinued operations for all periods presented. In the second quarter of 2010, the Company had net income from discontinued operations of $0.2 million as a result of post-closing adjustments to the gain.

(h)	See "Reconciliation of Non-GAAP Information" for reconciliations of operating (loss)/profit to operating profit/(loss) before depreciation, amortization, severance and special items.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION
(Dollars in thousands, except per share data)

In this release, the Company has included non-GAAP financial information with respect to diluted earnings/(loss) per share from continuing operations excluding severance and special items (if any), operating profit/(loss) before depreciation, amortization, severance and special items (if any) and operating costs before depreciation, amortization, severance and raw materials. The Company has included these non-GAAP financial measures because management reviews them on a regular basis and uses them to evaluate and manage the performance of the operations. Management believes that, for the reasons outlined below, these non-GAAP financial measures provide useful information to investors as a supplement to reported diluted (loss)/earnings per share from continuing operations, operating (loss)/profit and operating costs. However, these measures should be evaluated only in conjunction with the comparable GAAP financial measures and should not be viewed as alternative or superior measures of GAAP results.
Diluted earnings per share from continuing operations excluding severance and special items provide useful information in evaluating the Company’s period-to-period performance because it eliminates items that the Company does not consider to be indicative of earnings from ongoing operating activities. Operating profit/(loss) before depreciation, amortization, severance and special items (if any) is useful in evaluating the Company’s ongoing performance of its businesses as it excludes the significant non-cash impact of depreciation and amortization as well as items not indicative of ongoing operating activities. Total operating costs include depreciation, amortization, severance and raw materials. Total operating costs excluding these items provide investors with helpful supplemental information on the Company's underlying operating costs that is used by management in its financial and operational decision-making.
Reconciliations of these non-GAAP financial measures from, respectively, diluted (loss)/earnings per share from continuing operations, operating (loss)/profit and operating costs, the most directly comparable GAAP items, are set out in the tables below.

Reconciliation of diluted earnings per share from continuing operations excluding severance and special items

	Second Quarter
	2011	2010	% Change
Diluted (loss)/earnings per share from continuing operations	$(0.81)	$0.21	*
Add:
Severance	—	—
Special items:
Write-down of assets	0.93	—
Pension withdrawal expense	0.02	—
Gain on sale of investment	—	(0.03)
Diluted earnings per share from continuing operations excluding severance and special items	$0.14	$0.18	-22.2%

Reconciliation of operating profit/(loss) before depreciation & amortization, severance and special items

	Second Quarter 2011
	News Media Group	About Group	Corporate	Total Company
Operating (loss)/profit	$(116,625)	$11,597	$(9,049)	$(114,077)
Add:
Depreciation & amortization	26,852	2,695	—	29,547
Severance	1,408	421	52	1,881
Special items:
Write-down of assets	161,318	—	—	161,318
Pension withdrawal expense	4,228	—	—	4,228
Operating profit/(loss) before depreciation & amortization, severance and special items	$77,181	$14,713	$(8,997)	$82,897

	Second Quarter 2010
	News Media Group	About Group	Corporate	Total Company
Operating profit/(loss)	$54,397	$15,346	$(8,918)	$60,825
Add:
Depreciation & amortization	27,492	2,835	—	30,327
Severance	1,404	—	—	1,404
Operating profit/(loss) before depreciation & amortization and severance	$83,293	$18,181	$(8,918)	$92,556

	% Change
	News Media Group	About Group	Corporate	Total Company
Operating (loss)/profit	*	-24.4%	1.5%	*
Add:
Depreciation & amortization	-2.3%	-4.9%	N/A	-2.6%
Severance	0.3%	N/A	N/A	34.0%
Special items:
Write-down of assets	N/A	N/A	N/A	N/A
Pension withdrawal expense	N/A	N/A	N/A	N/A
Operating profit/(loss) before depreciation & amortization, severance and special items	-7.3%	-19.1%	0.9%	-10.4%

* Represents a decrease in excess of 100%.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION (continued)
(Dollars in thousands)

Reconciliation of operating profit/(loss) before depreciation & amortization, severance and special items

	Six Months 2011
	News Media Group	About Group	Corporate	Total Company
Operating (loss)/profit	$(85,960)	$25,862	$(22,905)	$(83,003)
Add:
Depreciation & amortization	52,762	5,433	—	58,195
Severance	2,169	444	52	2,665
Special items:
Write-down of assets	161,318	—	—	161,318
Pension withdrawal expense	4,228	—	—	4,228
Operating profit/(loss) before depreciation &
amortization, severance and special items	$134,517	$31,739	$(22,853)	$143,403

	Six Months 2010
	News Media Group	About Group	Corporate	Total Company
Operating profit/(loss)	$102,868	$31,906	$(21,291)	$113,483
Add:
Depreciation & amortization	54,964	5,752	—	60,716
Severance	1,638	—	3	1,641
Operating profit/(loss) before depreciation &
amortization and severance	$159,470	$37,658	$(21,288)	$175,840

	% Change
	News Media Group	About Group	Corporate	Total Company
Operating (loss)/profit	*	-18.9%	7.6%	*
Add:
Depreciation & amortization	-4.0%	-5.5%	N/A	-4.2%
Severance	32.4%	N/A	*	62.4%
Special items:
Write-down of assets	N/A	N/A	N/A	N/A
Pension withdrawal expense	N/A	N/A	N/A	N/A
Operating profit/(loss) before depreciation &
amortization, severance and special items	-15.6%	-15.7%	7.4%	-18.4%

* Represents a decrease in excess of 100%.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION (continued)
(Dollars in thousands)

Reconciliation of total Company operating costs before depreciation & amortization, severance and raw materials

	Second Quarter
Total Company	2011	2010	% Change
Operating costs	$525,233	$528,762	-0.7%
Less:
Depreciation & amortization	29,547	30,327
Severance	1,881	1,404
Operating costs before depreciation &
amortization and severance	493,805	497,031	-0.6%
Less:
Raw materials	39,913	38,373
Operating costs before depreciation &
amortization, severance and raw materials	$453,892	$458,658	-1.0%

Reconciliation of News Media Group operating costs before depreciation & amortization and severance

	Second Quarter
News Media Group	2011	2010	% Change
Operating costs	$499,937	$501,501	-0.3%
Less:
Depreciation & amortization	26,852	27,492
Severance	1,408	1,404
Operating costs before depreciation &
amortization and severance	$471,677	$472,605	-0.2%

Reconciliation of About Group operating costs before depreciation & amortization and severance

	Second Quarter
About Group	2011	2010	% Change
Operating costs	$16,247	$18,343	-11.4%
Less:
Depreciation & amortization	2,695	2,835
Severance	421	—
Operating costs before depreciation &
amortization and severance	$13,131	$15,508	-15.3%

CONTACT:
The New York Times Company
For Media:
Abbe Serphos, 212-556-4425
serphos@nytimes.com
or
For Investors:
Paula Schwartz, 212-556-5224
paula.schwartz@nytimes.com
or
Andrea Passalacqua, 212-556-7354
andrea.passalacqua@nytimes.com